Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Ciudad de México, México

Explanation of Responses:

Beneficial Ownership of Inversora

As of March 23, 2020, (i) Inversora Carso owns 6,264,814 Common Units representing limited partner interests (the “Common Units”), which are held by Control Empresarial de Capitales S.A. de C.V., a wholly-owned subsidiary of Inversora Carso, and (ii) the Slim Family, which are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Inversora Carso, may be deemed to beneficially own indirectly the Common Units beneficially owned by Inversora Carso. The Common Units beneficially owned by Inversora Carso constitute approximately 10.1% of the 62,130,192 issued and outstanding Common Units, as reported in the Form 10-K filed by the Issuer with the Securities and Exchange Commission (“SEC”) on February 20, 2020. As a result, the Slim Family may also be deemed to beneficially own approximately 10.1% of the 62,130,192 issued and outstanding Common Units, as reported in the Form 10-K filed by the Issuer with the SEC on February 20, 2020.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By:	/s/ Marco Antonio Slim Domit
Marco Antonio Slim Domit
Marco Antonio Slim Domit		Attorney-in-Fact*
March 25, 2020
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inversora Carso, which are filed as exhibits to the Form 4 filed by the Slim Family and Inversora Carso with the SEC on February 12, 2018 in connection with their sale of Class A Common Stock, par value $0.10 per share of The New York Times Company, and the Joint Filing Agreement among the Slim Family and Inversora Carso, filed by the Slim Family and Inversora Carso with the SEC on August 14, 2017 as an exhibit to the initial Schedule 13G in respect of their ownership of the Issuer, are hereby incorporated herein by reference.